Exhibit 99.1

Scripps Networks Interactive elevates two senior management executives

Lori Hickok appointed Chief Financial Officer, as Joseph NeCastro steps into Chief Development Officer role

KNOXVILLE, Tenn, — Feb. 24, 2015 – Scripps Networks Interactive (NYSE: SNI) is promoting two of its senior leadership team into key new roles.

Joseph G. NeCastro, currently chief financial and administrative officer, has been appointed chief development officer. In this newly-created role, NeCastro will be charged with leading the company’s continued growth through domestic and international acquisitions, joint ventures, investments and partnerships.

Lori A. Hickok, presently executive vice president of finance, will succeed NeCastro as chief financial officer. Hickok will lead Scripps Networks Interactive’s global financial and accounting functions, including reporting, tax, treasury, risk management, and planning and analysis.

NeCastro and Hickok will continue to be based at Scripps Networks Interactive’s company headquarters in Knoxville, Tenn., and will report to Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive.

“In Joe NeCastro and Lori Hickok, Scripps Networks Interactive has two highly experienced executives, whose expertise in corporate finance is second-to-none. Their leadership has been a key factor in our growth and development, and the company will benefit greatly from their involvement in these core areas,” Lowe said. “Joe has been integral to our efforts to expand our international footprint, as well as develop and implement our domestic growth strategy. His vast experience and focus will be very important to us as we continue to pursue the growth opportunities available to us both domestically and overseas.

“Lori is an accomplished and proven financial leader with strong commercial experience. Her in-depth understanding of the business and its drivers uniquely qualify her to step into this vital role. As the company continues to grow, her expertise will ensure that we maintain the highest possible level of financial rigor and discipline.”

Prior to Scripps Networks, Joseph G. NeCastro was executive vice president and chief financial officer for The E.W. Scripps Company. He joined the company in 2002, from Penton Media, Inc. where as chief financial officer at Penton, he played a leading role in the execution of Penton’s spin-off and initial stock offering, as well as more than 20 acquisitions. He previously held senior financial positions at Reader’s Digest, and U.S. News & World Report. NeCastro is also on the board of trustees of Mercyhurst University.

Lori Hickok was previously vice president and controller for The E. W. Scripps Company. She first joined the company in 1988, as a financial analyst in the corporate finance department. She held positions as the chief analyst for corporate development, controller for the company’s new media operations as well as the controller of the company’s former cable television systems division, which merged in 1996 with Comcast Corporation. She left the company after the merger to serve two years in senior financial roles at Paramount Kings Island in Cincinnati including chief financial officer. Hickok also serves on the board of directors of Second Harvest Food Bank of East Tennessee.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively reach more than 190 million consumers each month. Companion websites complement on-air programming with video and social media that inform and inspire. The company’s global networks reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit scrippsnetworksinteractive.com.

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Scripps Networks Interactive, Inc.

Investors: Mike Gallentine, 865-560-4473 | mgallentine@scrippsnetworks.com

Media: Dylan Jones, 865-560-5068 | djones@scrippsnetworks.com, or

Lee Hall, 865.560.3853 | lhall@scrippsnetworks.com

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